EXHIBIT 5.1

[INDEGLIA & CARNEY LETTERHEAD]

October 18, 2013

Vaccinogen, Inc..

5300 Westview Drive, Suite 406

Frederick, MD 21703

Re: Vaccinogen, Inc./ Registration Statement on Form S-1

To Whom It May Concern:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act), for the registration of an aggregate of 6,000,000 shares (the “Shares”) of common stock par value $0.0001 per share (the “Common Stock”) of Vaccinogen, Inc., a Maryland corporation (the “Corporation”).

We have acted as special counsel for the Corporation in connection with the registration of the resale of the Shares. We have examined signed copies of the Registration Statement, as amended, to be filed with the Commission. We have also examined and relied upon the minutes of meetings of the Board of Directors of the Corporation as provided to us by the Corporation, the Articles of Incorporation, as amended, By-laws and Resolutions adopted by the Board of Directors of the Corporation, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be registered as covered by the Registration Statement, when sold in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b) of Regulation S-K under the Securities Act and to the use of our name therein and the related Prospectus under the caption “Legal Matters.”

Sincerely,

INDEGLIA & CARNEY, P.C.

/s/ Indeglia & Carney, P.C.